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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number:  0-09220

                                  METATEC, INC.
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             (Exact name of registrant as specified in its charter)

            Metatec, Inc., c/o Richard J. Lippott, Managing Officer,
                  6353 Grassmer Drive, Westerville, Ohio 43082
                                 (614) 761-2000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Shares, without par value
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4 (a) (1) (i)     [x]         Rule 12h-3 (b) (1) (i)     [x]
         Rule 12g-4 (a) (1) (ii)    [_]         Rule 12h-3 (b) (1) (ii)    [_]
         Rule 12g-4 (a) (2) (i)     [_]         Rule 12h-3 (b) (2) (i)     [_]
         Rule 12g-4 (a) (2) (ii)    [_]         Rule 12h-3 (b) (2) (ii)    [_]
                                                Rule 15d-6                 [_]

         Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, Metatec, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         METATEC, INC.


Dated:  September 25, 2004               By /s/ Richard J. Lippott
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                                            Richard J. Lippott, Managing Officer